SECURITIES AND EXCHANGE COMMISSION
                                              WASHINGTON, D.C. 20549

                                                          FORM S-8
                                     REGISTRATION STATEMENT
                                                        UNDER
                                    THE SECURITIES ACT OF 1933
                            THERMO-MIZER ENVIRONMENTAL CORP.
                         (Exact name of registrant as specified in its charter)

                                                         Delaware
                 (State or other jurisdiction of incorporation or organization)

                                                      22-2312917
                                        (Employer Identification No.)

                                528 Oritan Avenue, Ridgefield, NJ 07657
                                 (Address of principal executive offices)

                                        Shares Issued to a Consultant
                           Options Issued to Directors and Officers
                                           (Full title of the plan)

                                                Steven Schuster, Esq.
                                                McLaughlin & Stern, LLP
                                                260 Madison Avenue
                                                New York, NY 10016
                                                 (212) 448-1100
                  (Telephone number, including area code, of agent for service)

                             CALCULATION OF REGISTRATION FEE


Title of         Amount     Proposed maximum  Proposed maximum     Amount
securities        to be      offering price     aggregate            of
to be registered registered  per share (1)   offering price(1) registration fee


Common Stock,   177,557 shares   $.50            $88,779           $26.92
par value
$.001 per share



Total                                                              $26.92




1) Pursuant to Rule 457 (h), the offering price of such shares is estimated solely for the purpose of determining the registration fee.

         This Registration Statement, including all exhibits and attachments, contains 8 pages. The exhibit index may be found on page 5 of the consecutively numbered pages of the Registration Statement.

                                                  PART I

                           INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.  Plan Information

         The documents containing the information specified in this Item will be sent or given to individuals who have been granted or will be granted awards under the Plan by Thermo-Mizer Environmental Corp., a Delaware corporation (the"Registrant"), and are not being filed with, or included in, this Registration Statement on Form S-8 (the "Registration Statement") in
accordance  with the rules  and   regulations  of  the Securities  and
Exchange  Commission  (the"Commission").

         The Registrant has authorized the issuance of 177,557 shares of common stock to Continental Capital & Equity Corporation in consideration for certain consulting services pursuant to a consulting agreement dated April 29, 1997. Under the agreement, the Registrant agreed to pay the consultant $25,000 in cash and $125,000 payable in cash or shares of the Registrant's Common Stock, valued at 80% of the closing bid price on June 15, 1997. The Registrant's issuance to the consultant of 177,557 shares of common stock represents the $125,000 payment. The services to be rendered pursuant to the agreement in consideration for the shares of Common Stock include a review and analysis of the Registrant's goals, including proposed acquisitions, a mailing of 100,000 piece direct mail package, securing additional exposure for the Registrant in the financial press and Internet and general investor relations. Continental has commenced rendering such services and has represented that it
is a consultant within the meaning of Form S-8.   The Registrant had previously
issued to the consultant 225,000 shares of Common Stock pursuant to such consulting agreement.

Item 2.  Registrant Information and Employee Plan Annual Information

         The documents containing the information specified in this Item will be sent to the individual who has been granted the award by the Registrant and are not being filed with, or included in, this Registration Statement in accordance with the rules and regulations of the Commission.

                                                 PART II
                                  INFORMATION REQUIRED IN THE REGISTRATION
                                                 STATEMENT

Item 3.  Incorporation of  Certain Documents by Reference

         1. The description of the shares of common stock, par value $.001 per share ("the Common Stock"), contained in the Registrant's Registration Statement on Form 8-A filed with the Commission on October 13, 1995 (File number O-26982) pursuant to Section 12 (g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which incorporates by reference the description of the shares of Common Stock contained in the Registration Statement on Form SB-2 (File Number 33-87284-NY) declared effective by the Commission on August 14, 1995.

         2. The Registrant's Registration Statement on Form SB-2
(File Number 33-87284-NY).

         3. The Registrant's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1996 filed on September 30 1996.

         4. The Registrant's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1995 filed on October 10, 1995.

         5. The Registrant's Quarterly Report on Form 10-QSB for the fiscal quarter ended March 30, 1997 filed on May 14, 1997.

         6. All documents filed by the Registrant with the Commission pursuant to Sections 13 (a), 13 (c), 14 or 15 (d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment, which indicate that all securities offered have been sold or which registers all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated be reference herein modifies or supersedes such statement.
Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of  Securities

         The description of the shares of common stock, par value $.001 per share (the "Common Stock"), contained in the Registrant's Registration Statement on

Form 8-A filed with the Commission on October 31, 1995 (File number O-26982) pursuant to Section 12(g) of the Exchange Act, which incorporates by reference the description of the shares of Common Stock contained in the Registration Statement on Form SB-2 (File Number 33-87284-NY). Such shares are traded on the NASDAQ SmallCap Market under the symbol "THMZ" and the Boston Stock Exchange under the symbol "THZ."

Item 5.  Interests of Named Experts and Counsel

         The legality of the Common Stock being offered hereby will be passed upon for the Company by McLaughlin & Stern, LLP, New York, New York..

Item 6.  Indemnification of Directors and Officers

         Reference  is made to Section 145 of the Delaware  General
Corporation Law, as amended (the "DGCL"), which provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation in such capacity of another corporation or business organization. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such director, officer, employee or agent in connection with such action, suit or proceeding is such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of a corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify such individual against the expenses that were reasonably incurred.

         Reference is also made to Section 102 (b) (7) of the DGCL, which enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director for monetary damages for violations of a director's fiduciary duty, except for liability (I) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit.

Item 7.  Exemption From Registration Claimed

             Not applicable.

Item 8.  Exhibits

3(I)         * Certificate of Incorporation

3(ii)        *By-Laws

5            Opinion of McLaughlin & Stern, LLP regarding the legality of the securities being registered.

10 (j)     **Agreement with Continental Capital & Equity Corporation dated
April 29th, 1997.

24.2 Consent of McLaughlin & Stern, LLP (included in, and incorporated by Exhibit 5 hereto).

*Included in, and incorporated by reference to, the Registrant's Registration Statement on Form SB-2 (File Number 33 87284-NY).

** Included in, and incorporated by reference to, the Registrant's Registration Statement on Form S-8 filed on May 12, 1997

Item 9.  Undertakings.

         The Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

         (4)  That,  for  purposes  of  determining   any  liability  under
the Securities Act of

1933, as amended, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                                    SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Ridgefield, State of New Jersey, on this 12th day of July, 1997.

                        THERMO-MIZER ENVIRONMENTAL CORP.


                                                By:    /s/Jon J. Darcy
                                                       Jon J. Darcy
                                                       President

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

 Signature                         Title                           Date

/s/Jon J. Darcy          President, Chief Executive            July 12,  1997
Jon J.  Darcy            Officer, Chief Financial Officer,
                         Director


/s/Edward A. Sundberg    Chairman of the Board                 July 12, 1997
Edward A.  Sundberg          of  Directors


/s/K. Ivan F. Gothner    Director                              July 12, 1997
K. Ivan F. Gothner


/s/Edward A. Heil        Director                              July 12, 1997
Edward A. Heil









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